EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of July 1, 2013 by and between Amy Xue (“Employee”) and Geltology Inc. a Delaware corporation with its principal office located at Room 801, Plaza B, Yonghe Building, Beijing, PRC (“Company”), based on the following facts:

RECITALS

A. Employee is a professional who specializes in providing Accounting Services, CFO services, Tax Services and other various advisory services to private and publicly held companies.

B. Company wishes Employee to perform, and Employee wishes to perform, certain Chief Financial Officer (“CFO”) services for Company, as more particularly described below and in accordance with the terms and conditions of this Agreement.

As used in this Agreement, the term, “the Parties”, shall refer to the Company and Employee jointly.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree to the following terms and conditions, which set forth the rights, duties, and obligations of the parties:

1. PERFORMANCE OF SERVICES

1.1 Performance of Services. Unless this Agreement is earlier terminated as set forth in Section 7 below, for a thirty-six (36) month period following the date of this Agreement, Employee agrees to perform the following (the "Services") attached as appendix A.

1.2 Working Hour. Company may request Employee to provide services described in Appendix A for up to forty (40) hours each week. All the working hours not utilized in any particular week shall be deemed forfeited and can’t be accrued for future use. Both parties agree that compensation in section 2 below is for the services provided within forty (40) hours per week.

1.3 Review of Work Products. Employee shall provide Company with an advance copy of each work product intended to be submitted to the Company’s auditor or any related parties for review of facts prior to distribution of such work product.

1.4 Additional Services. If Company requires additional Services from Employee, the parties agree to negotiate in good faith the terms and conditions of such additional Services, including and without limitation, if applicable, any deliverables, specifications, payment and delivery schedules relating thereto.

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1.5 Cooperation by Company. Company shall provide Employee such support, cooperation, information and materials as are reasonably necessary for Employee to perform the Services. Notwithstanding anything in this Agreement to the contrary, Employee shall have no liability resulting from or relating to any delay or failure by Company in providing to Employee such support, cooperation, information and/or materials. Company warrants that all information and materials that either provides to Employee will be true and accurate in all material respects. Employee shall have no liability resulting from or relating to any errors, misstatement, or misconduct by Company

Company and Employee acknowledge that Employee is not a licensed broker/dealer, investment bank or investment advisor. Employee cannot and will not act in the capacity of an ‘advisor’ as it relates to any financial transaction, funding, merger or negotiation involving financing, purchase or sale of securities or any other activity regulated under the laws, rules and statutes governing such activities in the United States and any/all of its territories. Employee’s activities and responsibilities under this agreement are limited to those referred to in Recitals A and B, and Appendix A.

2. COMPENSATION

2.1 Value of Services. As consideration for the services rendered to the Company pursuant to the provisions of this Agreement, the Company hereby agrees to pay Employee a monthly non-refundable salary of RMB33,580 for the first year after the execution of the Agreement and a monthly salary increased by 10% for the second year and thereafter to the account designed by Employee. The initial salary amount is to be paid upon execution of the Agreement, followed by (11) consecutive monthly payments in the amount of RMB33,580 each, (12) consecutive monthly payments in the amount of RMB36,940 each and (12) consecutive monthly payments in the amount of RMB40,635 each to be paid on the corresponding day of this Agreement, every 30 days. All the retainers shall be paid promptly on the corresponding date of this Agreement, to be deferred by another business day if the corresponding date happens to be a national holiday or weekend, but no later than five calendar days after the corresponding date.

2.2 Bonus. In the event that Employee, in his/her capacity as CFO, introduces any funding source to Company and Company successfully obtains funding from such source, Company shall pay Employee a bonus equal to 5% of the total amount of funding obtained from such source at the closing date(s) of such funding transaction(s).

2.3 Expenses. Company shall reimburse any out-of-pocket costs and expenses (including travel, meals and lodging expenses) that Company has approved in advance and that Employee incurs in the performance of its duties under this Agreement. Employee shall provide Company with an itemized list of all such expenses and supporting receipts, which shall be sufficiently detailed for verification and management control purposes.

2.4 Accrued Interest. Company shall pay all the payables including salaries, bills and/or commissions due to Employee upon receipt or the due date defined herein this agreement. All payments. over-due fifteen (15) days after the due date defined herein shall accrue interests at 1.5% compounded (one and a half percent) every thirty days

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3. OWNERSHIP

Company shall own all right, title and interest (including, without limitation, all intellectual property rights) in and to any deliverables provided to Company from Employee as part of the Services.

4. REPRESENTATIONS AND WARRANTIES

4.1. Limited Warranty. Employee represents and warrants to Company that:

(a)	Employee has full power to enter into this Agreement and to perform its obligations hereunder;

(b) Employee has not made and will not make any commitments or agreements inconsistent with this Agreement; and

(c) Other than the information that has been specifically disclosed to Company by Employee in the D&O Questionnaire, Employee has not been involved in the last Ten (10) years in any of the following:

i. Any bankruptcy petition filed by or against any business or property of such person, or of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

ii. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

iii. Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

iv. Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

v. Being the subject of or a party to any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated relating to an alleged violation of any federal or state securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail, fraud, wire fraud or fraud in connection with any business entity; or

vi. Being the subject of or a party to any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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4.2. EXCLUSIVE WARRANTY. THE EXPRESS WARRANTIES SET FORTH IN SECTION 4.1 CONSTITUTE THE ONLY WARRANTIES MADE BY EMPLOYEE WITH RESPECT TO THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES). EMPLOYEE MAKES NO OTHER REPRESENTATION OR WARRANTY OR CONDITION OF ANY KIND WHETHER EXPRESS OR IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW) WITH RESPECT TO THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES).EMPLOYEE EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EMPLOYEE DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS REGARDING THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES) IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS OR OTHERWISE, OR THAT THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES) WILL BE ERROR-FREE (EXCEPT FOR ANY ERROR THAT RESULTS FROM EMPLOYEE'S BAD FAITH, WILLFUL NEGLIGENCE OR UNTRUE STATEMENT NOT MADE IN RELIANCE UPON AND IN CONFORMITY WITH INFORMATION PROVIDED TO EMPLOYEE BY COMPANY), AND EMPLOYEE HEREBY DISCLAIMS ANY AND ALL LIABILITY ON ACCOUNT THEREOF. THERE IS ALSO NO IMPLIED WARRANTY OF NON-INFRINGEMENT; THE SOLE REMEDY FOR INFRINGEMENT IS PROVIDED IN SECTION 5. THIS SECTION 4.2 SHALL BE ENFORCEABLE TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW.

5. INDEMNIFICATION

5.1. Company (and its and their directors, officers, employees, and agents) shall indemnify and hold Employee harmless from and against, any claim arising out or relating to: (a) use, operation or combination of any deliverables with any other documentation not provided or authorized by Employee, if liability would have been avoided but for such use or combination; (b) Company’s or Company's agents' activities after Employee has notified Company that Employee believes such activities may, if Company and Client engages in such activities, result in any claim, suit, action or proceeding that Employee could be liable, (c) any modifications or marking of any deliverables not specifically made or authorized in writing by Employee; (d) third party product, software or data; (e) any negligent or willful acts or omissions of Company; or (f) any use of the Services (including, without limitation, any deliverables) outside the geographical boundaries of the United States or Canada.

5.2. Indemnification by Company. Company shall indemnify, hold harmless and defend Employee (and its and their directors, officers, Employees, and agents) against any and all damages, costs, expenses, settlements and other liabilities (including reasonable attorneys’ fees and costs) arising out of or relating to any claim, suit, action or proceeding (including, without limitation, reasonable attorneys’ fees) arising from or relating to any use of the Services, including, without limitation, any reproduction, modification, distribution or other use of any deliverables, by Company or any party under license from Company (including, without limitation, any claim of infringement of third party rights or any breach of warranty), or that results from Company's bad faith, willful negligence or delivery of untrue information or statements to Employee. If Employee is joined in any lawsuit, subpoena or action brought against Company by any State or Federal agency, Company agrees to indemnify Employee per this section 5.3.

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6. LIMITATION OF LIABILITY

6.1. TO THE EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OF DATA OR INTERRUPTION OF BUSINESS) ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SERVICES (INCLUDING, WITHOUT LIMITATION, ANY DELIVERABLES), EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, HOWEVER CAUSED, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY OR LIMITATION OF LIABILITY.

6.2. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY OR THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITATION OF LIABILITY OR LIMITED REMEDY, EMPLOYEE’ ENTIRE AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS ARISING UNDER OR RELATING TO SECTION 4.1 (LIMITED WARRANTY) AND/OR SECTION 5.1 (INDEMNIFICATION BY EMPLOYEE), UNDER ANY LEGAL THEORY (WHETHER IN CONTRACT, TORT, INDEMNITY OR OTHERWISE), SHALL NOT EXCEED THE AMOUNT PAID BY COMPANY TO EMPLOYEE UNDER THIS AGREEMENT.

7. TERM AND TERMINATION

7.1. Term

Except as hereinafter provided, this Agreement shall commence on the date first set forth above and, unless sooner terminated as provided in this Agreement, shall continue thereafter in full force and effect for thirty-six (36) months. Notwithstanding Section 7.1.1, Employee may terminate this Agreement immediately if (a) Company fails to make when due any payments to Employee under this Agreement; (b) if Employee determines, in its sole discretion, that Company or Client has failed to provide complete and accurate information necessary for Employee to perform the Services, or that Company is acting or has acted in a manner that damages or could potentially damage Employee's reputation in the business community, or (c) if Company or Client (i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) is declared insolvent or admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; (iv) becomes the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors, provided that, in the case of an involuntary proceeding, the proceeding is not dismissed with prejudice within sixty (60) days after the institution thereof; or (v) if Client becomes the subject of a Federal, State, SEC or NASD investigation into its business practices, accounting or officers and directors. The thirty-six (36) month term of this Agreement shall be deemed automatically renewed unless the Company gives notice to Employee of an intention to terminate at the expiration of the original term. The notice must be in writing, received by Employee at least thirty (30) days prior to the end of the term, and specifically address the automatic renewal provision of this Agreement.

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7.1.1 Company may terminate this Agreement, upon an aggregate thirty (30) business days' prior written notice and opportunity for Employee to cure, if Employee breaches any material term of this Agreement.

7.2. Effect of Termination.

7.2.1 Termination of Rights and Obligations; Return of Property. Upon any termination of this Agreement, all obligations and rights hereunder shall terminate, except to the extent otherwise provided in this Agreement. Within ten (10) business days after any such termination of this Agreement, each party shall return to the other party, or destroy all copies or portions of, all of the other party's property. At either party's request, the other party shall furnish to the requesting party an affidavit signed by an officer of the other party certifying that, to the best of its knowledge, such delivery or destruction has been fully effected.

7.2.2 No Waiver or Release. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party’s obligations under this Agreement. Neither party will be liable to the other for damages of any kind, which arise solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a party will be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

7.2.3 Survival. The provisions of Sections 2.2, 2.3, 3 (except as provided in Section 7.1.1), 4.1, 4.2, 5, 6, 7, 8, 9, 10, 11 and 12 shall survive any termination of this Agreement.

8. Representation

8.1 Representation of the Company RE: General. The Company represents that: (1) it has the requisite authority and power to enter into this agreement; (2) this Agreement and the obligations recited hereunder have been approved by the Company’s Board of Directors; and (3) a responsible officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it. Additionally, this contract term allows Employee to all the salaries that have been received upon any cancellation.

9. Assignment of Agreement

Employee’s services under this Agreement are offered to Company only and may not be assigned by the Company to any other person or entity with which Company merges or which acquires the Company or substantially all of its assets. In the event of said merger or acquisition, all compensation to Employee set forth herein under this Agreement shall remain due and payable, and any compensation received by Employee may be retained in the entirety by Employee, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Company shall assure that in the event of any merger, acquisition, or similar change of form of entity that its successor entity shall agree to complete all obligations to Employee, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Employee by the Company herein.

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10. GOVERNING LAW

This agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

11. ENTIRE AGREEMENT

This Agreement constitutes the complete and exclusive statement of agreement between the parties with respect to the subject matter herein and replaces and supersedes all prior written and oral agreements or statements by and between the parties. No representation, statement, condition or warranty not contained in such agreements will be binding on the parties or have any force or effect whatsoever.

12. Attorney Fees

In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys’ fees and other costs and expenses by the other parties to the dispute.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized representatives of the parties as of the date hereof.

THE COMPANY: Geltology Inc.

By:	/s/ Xingping Hou

Name:	Xingping Hou

Title:	CEO

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Employee:
By:	/s/ Amy Xue

Name:	Amy Xue

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Appendix A

The Scope of Employment to be provided by Employee to the Company covered by this agreement are limited only to financial reporting and US representative services including the following:

1.	Book-keeping for the Company's holding entity in USA
2.	Preparation of consolidated financial statements including footnotes for SEC filings and closely work with the Company’s other officers, counsels and auditors to respond to SEC’s questions and comments regarding these financial statements and other related filings.
3.	Preparation of MD&A for inclusion in SEC filings and closely work with the Company’s other officers, counsels and auditors to respond to SEC’s questions and comments regarding the MD&A and other related filings.
4.	Establishing and maintaining a network of investors for external financing and closely work with with the Company’s other officers, counsels and auditors to communicate with other service providers.
5.	Meeting with company management and visits to the Company’s facilities as necessary
6.	Communicating with company’s shareholders and outside investors and responding to their questions regarding the financial reporting of the Company, including organizing nad hosting the conference calls with investors, participating in the road shows and the Company’s other financing events.

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